Exhibit 99.1
PLEXUS CORP.
NON-GAAP SUUPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
ROIC Calculation

	Three Months Ended		Twelve Months Ended		Three Months Ended
	December 29, 2012		September 29, 2012		December 31, 2011
Operating income		$21,484		$—		$23,762
	x	4	x	—	x	4
Annualized operating income	85,936		104,159		95,048
Tax rate	6%		7%		9%
Tax impact	-	5,156	-	7,291	-	8,554
Operating income (tax effected)		$80,780		$96,868		$86,494

Average invested capital		$640,992		$623,021		$610,666
ROIC	12.6%		15.5%		14.2%

	December 29, 2012	September 29, 2012
Equity	$664,515	$649,022
Plus:
Debt—current	10,310	10,211
Debt—non-current	259,516	260,211
Less:
Cash and cash equivalents	(274,183)	(297,619)
	$660,158	$621,825

Fiscal 2013 first quarter average invested capital (December 29, 2012 and September 29, 2012) was $640,992.

	September 29, 2012	June 30, 2012	March 31, 2012	December 31, 2011	October 1, 2011
Equity	$649,022	$638,573	$615,296	$581,811	$558,882
Plus:
Debt—current	10,211	13,838	17,518	17,446	17,350
Debt—non-current	260,211	260,843	261,542	265,941	270,292
Less:
Cash and cash equivalents	(297,619)	(277,909)	(257,754)	(248,284)	(242,107)
	$621,825	$635,345	$636,602	$616,914	$604,417

Fiscal 2012 fourth quarter average invested capital (September 29, 2012, June 30, 2012, March 31, 2012, December 31, 2011, and October 1, 2011) was $623,021.
Fiscal 2012 first quarter average invested capital (December 31, 2011 and October 1, 2011) was $610,666.